                                EXHIBIT (1)(a)

                               BOARD RESOLUTION

 Resolution of the Board of Directors of the Company Establishing the Separate
                                    Account

                                  CERTIFICATE

I, Frank A. Camp, Vice President of Transamerica Occidental Life Insurance Company, do hereby certify that the attached is a full, true and correct copy of a resolution - SEPARATE ACCOUNTS - duly passed and adopted at a regular meeting of the Board of Directors of Transamerica Occidental Life Insurance Company on the 6th day of December, 1996 at which meeting a quorum of directors was present. I further certify that said resolution is now in full force and effect.

    EXCERPTS  FROM THE  MINUTES OF A MEETING OF THE BOARD OF  DIRECTORS  OF
     TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY HELD DECEMBER 6, 1996.

                               SEPARATE ACCOUNTS
                TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY

WHEREAS, this Corporation adopted a resolution authorizing its proper officers to enter into, make, perform and carry out contracts pursuant to Section 10506 of the California Insurance Code; and

WHEREAS, this Corporation desires to continue entering into, making, performing and carrying out contracts pursuant to Section 10506 et seq. of the California Insurance Code, and specifically at this time to authorize its proper officers to establish additional separate accounts under Section 10506 et seq. of the California Insurance Code without further action of approval of this Board of Directors;

THEREFORE IT IS RESOLVED, that this Corporation reaffirms that through its proper officers, be and hereby is authorized (1) to enter into, make, perform and carry out contracts of every sort and kind which may be necessary, suitable or convenient to the conduct of business pursuant to Section 10506 et seq. Of the California Insurance Code, which permits a life insurance company to allocate to one more separate accounts, in accordance with the terms of a written agreement approved by the Insurance Commissioner of California, any amounts that are paid to the Company under a pension, retirement or profit-sharing plan, or program for one or more persons and that are to be applied in payment of proceeds or benefits under the Company's policies, contracts, or agreements in fixed or variable dollar amounts, or both, and (2) to do all and everything necessary, suitable or convenient to the conduct of such business, including any act or thing incidental to, or growing out of, or connected with the conduct of such business and further including, but not limited to, the power to establish new separate accounts, both pooled and non-pooled, without further action or approval by this Board of Directors; and

FURTHER RESOLVED, that 1) the income, if any, and gains and losses, realized and unrealized, in each separate account shall be credited to or charged against such separate account without regard to other gains or losses of the Company's general account or other separate accounts; and 2) no separate account shall be chargeable with liabilities arising out of any other business of the Company.

WITNESS my hand and seal of Transamerica Occidental Life Insurance Company this 5/th/ day of June, 2000.


          (SEAL)                             TRANSAMERICA OCCIDENTAL
                                             LIFE INSURANCE COMPANY

                                             SEPARATE ACCOUNT VA G

                                             By:    /s/ Frank A. Camp
                                                    -------------------------
                                                    Frank A. Camp
                                             Title: Vice President